EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports First Quarter 2015 Results; Earnings Momentum and Solid Loan Growth Continues

ENGLEWOOD CLIFFS, N.J., April 24, 2015 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq:CNOB) (the "Company" or "ConnectOne"), parent company of ConnectOne Bank (the "Bank"), today announced results for the first quarter ended March 31, 2015, the third full quarter following the Merger between the Company and the legacy ConnectOne completed on July 1, 2014 (the "Merger"). Financial information prior to July 1, 2014 includes only the operations of the Company, the legal and accounting acquirer in the transaction. Concurrent with the Merger, the combined company changed its name to ConnectOne.

For the first quarter of 2015 the Company reported net income available to common stockholders of $10.4 million, or $0.34 per diluted share, compared with net income available to common stockholders of $8.0 million, or $0.27 per diluted share, for the fourth quarter of 2014 and $4.4 million, or $0.27 per diluted share, for the first quarter of 2014.

In addition to the results presented in accordance with generally accepted accounting principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP financial measures including net income available to common stockholders excluding non-core items. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends, and facilitates comparisons with the performance of peers. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measure are provided in the accompanying tables.

First quarter 2015 results reflect the following non-core items (on an after-tax basis): $1.1 million of income recorded as a result of purchase accounting, $0.5 million in additional loan loss provision related to the maturity and extension of acquired portfolio loans, $0.3 million in net securities gains, $0.3 million of pension settlement expenses, which have no impact on total stockholders' equity or book value per share, and $0.1 million in amortization of intangible assets. Excluding non-core items, net income available to common stockholders was $9.9 million, or $0.33 per diluted share, for the first quarter of 2015, $9.7 million, or $0.32 per diluted share, for the fourth quarter of 2014, and $4.2 million, or $0.25 per diluted share, for the first quarter of 2014. (See Supplemental GAAP and non-GAAP Financial Measures for a reconciliation of GAAP earnings and non-core measures for all periods discussed above.)

Frank Sorrentino, ConnectOne's Chairman and CEO stated, "With the Merger integration behind us, we're off to a fast start in 2015 by delivering solid growth for the first quarter. Our GAAP and core earnings increased, our loan portfolio grew sequentially by more than $100 million, and we significantly strengthened our infrastructure with investments in people and systems. Additionally, our core return on average tangible assets was 1.22% and our core return on tangible equity was 13.75% for the quarter. Meanwhile, our efficiency ratio was 42.0%, a level which we believe is sustainable and places ConnectOne among the most efficient banks in the U.S. Looking ahead, we're excited about plans to strengthen our market presence and supplement current growth opportunities with the scheduled opening of our first New York City location during the second quarter of 2015. We remain committed to building on our track record of success and believe we are well positioned to achieve a strong operating performance for the remainder of the year."

Operating Results

Fully taxable equivalent ("FTE") net interest income for the first quarter of 2015 was $28.9 million, an increase of $16.6 million, or 135.4%, from the same quarter of 2014. This was a result of a 112.4% increase in average interest-earning assets and a 40 basis-point widening of the net interest rate margin, both due to the Merger. Included in net interest income during the first quarter of 2015 was $1.8 million of accretion and amortization of purchase accounting adjustments. Excluding these purchase accounting adjustments, the adjusted net interest margin was 3.46% in the first quarter of 2015, 18 basis points higher than the 2014 first quarter adjusted net interest margin of 3.28%. The improvement in the adjusted net interest margin in the first quarter of 2015 versus the same 2014 period was primarily attributable to an improved mix of interest earning assets arising from a greater proportion of average loans in first quarter of 2015 along with a reduction in the average rate paid on borrowings, which resulted from a $70 million debt extinguishment and subsequent refinancing accomplished at the end of the third quarter of 2014. The adjusted net interest margin for the first quarter of 2015 was approximately flat (up 3 basis points) compared with the sequential fourth quarter of 2014; however, assuming a continued low interest rate environment, management expects moderate margin compression over the remainder of 2015.

Noninterest income, excluding net securities gains, totaled $1.0 million in the first quarter of 2015 and $1.1 million for the first quarter of 2014. Securities gains were $0.5 million and $1.4 million for the first quarter of 2015 and 2014, respectively. Non-interest income includes bank-owned life insurance income, deposit and loan fees, annuities and life insurance commissions, and gains on sales of residential mortgages in the secondary market and represents a relatively small portion of the Bank's total revenue. Although management intends to continue its strategy of de-emphasizing service charges in order to attract new and retain existing clients, it expects fee income to increase modestly in 2015.

Noninterest expenses totaled $12.6 million for the first quarter of 2015 compared with $6.4 million (excluding $1.1 million of Merger-related charges) for the same quarter of 2014. The increase in the first quarter of 2015 was primarily attributable to the Merger as well as an increased level of business and staff resulting from organic growth. The Company's operating efficiency ratio (see Supplemental GAAP and non-GAAP Financial Measures) was 42.0% in the 2015 first quarter, 38.4% in the 2014 fourth quarter, and 48.2% in the 2014 first quarter. The decrease from the year-ago quarter reflects realization of Merger cost savings. The increase in the efficiency ratio from the sequential fourth quarter of 2014 was due to increased infrastructure costs, including increased staff levels, and seasonal factors.

Income tax expense was $5.0 million and $1.6 million for the first quarter of 2015 and 2014, respectively, resulting in effective tax rates of 32.6% and 26.8% for the first quarter of 2015 and 2014, respectively. The increase in the effective tax rate for 2015 reflects a decline in the percentage of tax-exempt income to total pretax income. The effective tax rate for the remainder of 2015 is expected to remain fairly constant.

Asset Quality

The provision for loan losses increased to $1.8 million in the first quarter of 2015, compared with $0.6 million in the first quarter of 2014. The increases primarily resulted from higher loan growth and the maturity and extension of acquired portfolio loans.

Nonperforming assets, which includes nonaccrual loans and other real estate owned, were $15.5 million at March 31, 2015, $12.7 million at December 31, 2014, and $3.6 million at March 31, 2014. Nonperforming assets as a percent of total assets was 0.44% at March 31, 2015, 0.37% at December 31, 2014, and 0.22% at March 31, 2014. Annualized net charge-offs were 0.01% for the first quarter 2015 and 0.13% in the first quarter of 2014. The allowance for loan losses was $15.9 million, representing 0.60% of loans receivable and 109.2% of nonaccrual loans at March 31, 2015. At December 31, 2014, the allowance was $14.2 million representing 0.56% of loans receivable and 122.0% of nonaccrual loans, and at March 31, 2014, the allowance was $10.6 million representing 1.08% of loans receivable and 311.9% of nonaccrual loans. In purchase accounting, any allowance for loan losses on an acquired loan portfolio is reversed and a credit risk discount is applied directly to the acquired loan balances. In Management's opinion, a useful non-GAAP metric is the ratio of allowance for loan losses plus the credit risk discount to total loans receivable. This non-GAAP ratio was 1.20% at March 31, 2015, 1.23% at December 31, 2014, and 1.12% at March 31, 2014. (See Supplemental GAAP and non-GAAP Financial Measures).

Selected Balance Sheet Items

At March 31, 2015, the Company's total assets were $3.5 billion, an increase of $0.1 billion from December 31, 2014. Loans were $2.6 billion, an increase of $0.1 billion from December 31, 2014, funded with cash and increases in deposits and borrowings.

The Company's stockholders' equity was $456.2 million at March 31, 2015, an increase of $10.0 million from December 31, 2014. The increase in stockholders' equity was due to an $8.1 million increase in retained earnings, a $0.8 million increase in other comprehensive income (primarily an increase in unrealized gains on available for sale securities and pension plan actuarial gains), and approximately $1.1 million of equity issuance related to stock-based compensation, including the exercise of options.

As of March 31, 2015, the Company's tangible common equity ratio and tangible book value per share were 8.78% and $9.86, respectively. As of December 31, 2014, the tangible common equity ratio and tangible book value per share were 8.62% and $9.57, respectively. Total goodwill and other intangible assets were $150.5 million as of March 31, 2015, a decrease of $0.2 million from December 31, 2014.

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and serves as the holding company for ConnectOne Bank ("the Bank"). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its 23 other banking offices.

For more information visit https://www.connectonebank.com/.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONNECTONE BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except for share data)
	March 31,	December 31,
	2015	2014
	(unaudited)	(audited)
ASSETS
Cash and due from banks	$ 30,127	$ 31,813
Interest-bearing deposits with banks	58,416	95,034
Cash and cash equivalents	88,543	126,847

Investment securities:
Securities available-for-sale	276,121	289,532
Securities held-to-maturity, fair value of $240,264 and $231,445	231,720	224,682

Loans held for sale	1,392	--

Loans receivable	2,640,739	2,538,641
Less: Allowance for loan losses	(15,933)	(14,160)
Net loans receivable	2,624,806	2,524,481

Investment in restricted stock, at cost	24,874	23,535
Bank premises and equipment, net	20,358	20,653
Accrued interest receivable	11,513	11,700
Bank-owned life insurance	52,904	52,518
Other real estate owned	870	1,108
Goodwill	145,909	145,909
Core deposit intangibles	4,584	4,825
Other assets	22,297	22,782
Total assets	$ 3,505,891	$ 3,448,572

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$ 479,652	$ 492,515
Interest-bearing	2,016,359	1,983,092
Total deposits	2,496,011	2,475,607
Borrowings	525,148	495,553
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	23,383	26,038
Total liabilities	3,049,697	3,002,353

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued and outstanding 11,250 shares of Series B preferred stock at March 31, 2015 and December 31, 2014; total liquidation value of $11,250 at March 31, 2015 and December 31, 2014	11,250	11,250
Common stock, no par value, authorized 50,000,000 shares; issued 31,928,524 shares at March 31, 2015 and 31,758,558 at December 31, 2014; outstanding 29,864,602 shares at March 31, 2015 and 29,694,636 at December 31, 2014	374,287	374,287
Additional paid-in capital	7,084	6,015
Retained earnings	80,526	72,398
Treasury stock, at cost (2,063,922 common shares at March 31, 2015 and December 31, 2014)	(16,717)	(16,717)
Accumulated other comprehensive loss	(236)	(1,014)
Total stockholders' equity	456,194	446,219
Total liabilities and stockholders' equity	$ 3,505,891	$ 3,448,572

CONNECTONE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except share data)

	Three Months Ended March 31,
	2015	2014
Interest income
Interest and fees on loans	$ 29,314	$ 10,111
Interest and dividends on investment securities:
Taxable	2,910	3,016
Nontaxable	883	1,056
Dividends	220	154
Interest on federal funds sold and other short-term investments	43	--
Total interest income	33,370	14,337
Interest expense
Deposits	3,025	1,316
Borrowings	2,053	1,411
Total interest expense	5,078	2,727

Net interest income	28,292	11,610
Provision for loan losses	1,825	625
Net interest income after provision for loan losses	26,467	10,985

Noninterest income
Annuity and insurance commissions	86	100
Bank-owned life insurance	386	255
Net gains on sale of loans held for sale	114	36
Deposit, loan and other income	463	715
Net gains on sale of investment securities	506	1,415
Total noninterest income	1,555	2,521

Noninterest expenses
Salaries and employee benefits	6,628	3,332
Occupancy and equipment	2,082	1,080
FDIC insurance	560	300
Professional and consulting	494	255
Marketing and advertising	194	40
Data processing	900	345
Merger-related expenses	--	1,060
Amortization of core deposit intangible	241	--
Other expenses	1,532	1,084
Total noninterest expenses	12,631	7,496

Income before income tax expense	15,391	6,010
Income tax expense	5,012	1,612
Net income	10,379	4,398
Less: Preferred stock dividends	28	28
Net income available to common stockholders	$ 10,351	$ 4,370

Earnings per common share:
Basic	$ 0.35	$ 0.27
Diluted	0.34	0.27
Weighted average common shares outstanding:
Basic	29,756,855	16,350,183
Diluted	30,148,966	16,405,540
Dividend per common share	$ 0.075	$ 0.075

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures, provided below is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in thousands, except share data)
	Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Earnings, EPS and Operating Data
Net income (GAAP)	$ 10,379	$ 8,023	$ 1,766	$ 4,378	$ 4,398
Less: preferred dividends	28	28	28	28	28
Net income available to common stockholders (GAAP)	10,351	7,995	1,738	4,350	4,370
Net gains on sales of securities	(506)	(718)	(111)	(574)	(1,415)
Partial settlement of pension obligation	559	--	--	--	--
Merger-related expenses	--	1,816	8,784	729	1,060
Loss on debt extinguishment	--	--	4,550	--	--
Amortization of intangible assets	241	245	248	6	6
Provision related to maturity and extension of acquired portfolio loans	757	787	336	--	--
Charge due to wire fraud	--	2,374	--	--	--
Accretion of purchase accounting fair value marks	(1,802)	(2,491)	(2,892)	7	(14)
Non-core items	(751)	2,013	10,915	168	(363)
Income tax (expense) benefit	(307)	294	4,044	59	(143)
Non-core items, after taxes	(444)	1,719	6,871	109	(220)
Core earnings available to common stockholders (non-GAAP)	$ 9,907	$ 9,714	$ 8,609	$ 4,459	$ 4,150

Weighted average diluted shares outstanding	30,148,966	30,149,244	30,115,520	16,430,376	16,405,540
Diluted EPS (GAAP)	0.34	$ 0.27	$ 0.06	$ 0.26	$ 0.27
Core Diluted EPS (Non-GAAP) (1)	0.33	$ 0.32	$ 0.29	$ 0.27	$ 0.25

Return on Assets Measures
Core earnings available to common stockholders (non-GAAP)	$ 9,907	$ 9,714	$ 8,609	$ 4,459	$ 4,150
Add: preferred dividends	28	28	28	28	28
Core net income (non-GAAP)	$ 9,935	$ 9,742	$ 8,637	$ 4,487	$ 4,178

Average assets	$ 3,466,820	$ 3,369,402	$ 3,350,599	$ 1,657,440	$ 1,676,936
Less: average intangible assets	150,650	150,934	151,142	16,819	16,825
Average tangible assets	$ 3,316,170	$ 3,218,468	$ 3,199,457	$ 1,640,621	$ 1,660,111

Return on avg. assets (GAAP)	1.21%	0.94%	0.21%	1.06%	1.06%
Core return on avg. assets (Non-GAAP) (2)	1.16%	1.15%	1.02%	1.09%	1.01%
Return on avg. tangible assets (Non-GAAP) (3)	1.29%	1.01%	0.24%	1.06%	1.05%
Core return on avg. tangible assets (Non-GAAP) (4)	1.22%	1.20%	1.07%	1.10%	1.02%
__________
(1) Represents core earnings available to common stockholders divided by weighted average diluted shares outstanding.
(2) Core net income divided by average assets.
(3) Net income excluding amortization of intangible assets divided by average tangible assets.
(4) Core net income divided by average tangible assets.

	Three Months Ended
(dollars in thousands, except share data)	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Return on Equity Measures
Core earnings available to common stockholders	$ 9,907	$ 9,714	$ 8,609	$ 4,459	$ 4,150

Average common equity	$ 442,970	$ 437,136	$ 432,331	$ 165,301	$ 161,934
Less: average intangible assets	150,650	150,934	151,142	16,819	16,825
Average tangible common equity	$ 292,320	$ 286,202	$ 281,189	$ 148,482	$ 145,109

Return on avg. common equity (GAAP)	9.48%	7.26%	1.59%	10.56%	10.94%
Core return on avg. common equity (non-GAAP) (5)	9.07%	8.82%	7.90%	10.82%	10.39%
Return on avg. tangible common equity (non-GAAP) (6)	14.56%	11.28%	2.66%	11.63%	11.96%
Core return on avg. tangible common equity (non-GAAP) (7)	13.75%	13.47%	12.15%	12.04%	11.60%

Efficiency Measures
Total noninterest expenses	$ 12,631	$ 15,164	$ 25,400	$ 6,744	$ 7,496
Partial settlement of pension obligation	(559)	--	--	--	--
Merger-related expenses	--	(1,816)	(8,784)	(729)	(1,060)
Loss on debt extinguishment	--	--	(4,550)	--	--
Charge due to wire fraud	--	(2,374)	--	--	--
Amortization of intangible assets and fair value marks	(241)	(218)	(224)	(6)	(7)
Operating non-interest expense	$ 11,831	$ 10,756	$ 11,842	$ 6,009	$ 6,429

Net interest income (FTE)	28,906	29,135	28,146	12,252	12,255
Impact of purchase accounting fair value marks	(1,776)	(2,464)	(2,868)	7	(14)
Noninterest income	1,555	2,076	1,173	1,724	2,521
Less: net gains on sales of securities	(506)	(718)	(111)	(574)	(1,415)
Operating revenue	$ 28,179	$ 28,029	$ 26,340	$ 13,409	$ 13,347

Operating Efficiency Ratio (non-GAAP) (8)	42.0%	38.4%	45.0%	44.8%	48.2%

Net Interest Margin
Average interest earning assets	$ 3,182,894	$ 3,082,934	$ 3,050,564	$ 1,491,297	$ 1,498,610

Net interest income (FTE)	$ 28,906	$ 29,135	$ 28,146	$ 12,252	$ 12,282
Impact of purchase accounting fair value marks	(1,776)	(2,464)	(2,868)	7	(14)
Adjusted net interest income	$ 27,130	$ 26,671	$ 25,278	$ 12,259	$ 12,268

Net interest margin (GAAP)	3.68%	3.75%	3.66%	3.29%	3.28%
Adjusted net interest margin (non-GAAP) (9)	3.46%	3.43%	3.29%	3.29%	3.28%
__________
(5) Core earnings available to common stockholders divided by average common equity.
(6) Earnings available to common stockholders excluding amortization of intangibles divided by average tangible common equity.
(7) Core earnings available to common stockholders divided by average tangible common equity.
(8) Operating noninterest expense divided by operating revenue.
(9) Adjusted net interest income divided by average interest earning assets.

	As of
(dollars in thousands, except share data)	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Capital Ratios and Book Value per Share
Common equity	$ 444,944	$ 434,969	$ 429,650	$ 167,028	$ 162,563
Less: intangible assets	(150,493)	(150,734)	(150,979)	(16,815)	(16,821)
Tangible common equity	$ 294,451	$ 284,235	$ 278,671	$ 150,213	$ 145,742

Total assets	$ 3,505,891	$ 3,448,572	$ 3,356,257	$ 1,665,809	$ 1,676,160
Less: intangible assets	(150,493)	(150,734)	(150,979)	(16,815)	(16,821)
Tangible assets	$ 3,355,398	$ 3,297,838	$ 3,205,278	$ 1,648,994	$ 1,659,339

Common shares outstanding	29,864,602	29,694,906	29,644,037	16,413,490	16,369,012

Common equity ratio (GAAP)	12.69%	12.61%	12.80%	10.03%	9.70%
Tangible common equity ratio (non-GAAP) (10)	8.78%	8.62%	8.69%	9.11%	8.78%
Regulatory capital ratios:
Leverage ratio	9.37%	9.37%	9.23%	10.08%	9.79%
Risk-based total	10.74%	10.94%	11.07%	13.43%	13.22%

Book value per share (GAAP)	$ 14.90	$ 14.65	$ 14.49	$ 10.18	$ 9.93
Tangible book value per share (non-GAAP) (11)	9.86	9.57	9.40	9.15	8.90

Asset Quality
Nonaccrual loans	$ 14,585	$ 11,610	$ 6,083	$ 4,032	$ 3,409
Other real estate owned	870	1,108	1,442	220	220
Total non-performing assets	$ 15,455	$ 12,718	$ 7,525	$ 4,252	$ 3,629

Performing troubled debt restructurings	$ 1,731	$ 1,763	$ 1,876	$ 1,586	$ 5,706
Loans past due 90 days and still accruing	638	1,211	--	144	237

Nonaccrual loans as a % of loans receivable	0.55%	0.46%	0.25%	0.40%	0.35%
Nonperforming assets as a % of total assets	0.44%	0.37%	0.22%	0.26%	0.22%
Allowance for loan losses as a % of nonaccrual loans	109.2%	122.0%	199.2%	268.5%	311.9%
Annualized net charge-offs as a % of average loans	0.01%	0.07%	0.03%	0.04%	0.13%

Total loans receivable	$ 2,640,739	$ 2,538,641	$ 2,426,765	$ 1,006,256	$ 987,529
Acquired loans	1,110,859	1,190,085	1,286,482	29,821	32,643
Loans receivable, excluding acquired loans	$ 1,529,880	$ 1,348,556	$ 1,140,283	$ 976,435	$ 954,886

Allowance for loan losses	$ 15,933	$ 14,160	$ 12,118	$ 10,825	$ 10,633
Accretable credit risk discount on acquired loans	15,800	17,017	18,835	371	429
Total allowance for loan losses and accretable credit risk discount on acquired loans	$ 31,733	$ 31,177	$ 30,953	$ 11,196	$ 11,062

Allowance for loan losses as a % of loans receivable	0.60%	0.56%	0.50%	1.08%	1.08%
Allowance for loan losses as a % of loans receivable, excluding acquired loans	1.04%	1.05%	1.06%	1.11%	1.11%
Allowance for loan losses and accretable credit risk discount on loans as a % of loans receivable	1.20%	1.23%	1.28%	1.11%	1.12%
__________
(10) Tangible common equity divided by tangible assets.
(11) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the Three Months Ended
	March 31, 2015			March 31, 2014
	Average		Average	Average		Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$ 509,931	$ 4,268	3.39%	$ 526,526	$ 4,682	3.56%
Loans receivable (2) (3) (4)	2,571,552	29,453	4.65%	963,098	10,214	4.24%
Federal funds sold and interest-bearing deposits with banks	76,138	43	0.23%	--	--	-- %
Restricted investment in bank stock	25,273	220	3.54%	8,986	113	5.03%
Total interest-earning assets	3,182,894	33,984	4.33%	1,498,610	15,009	4.01%
Allowance for loan losses	(14,749)			(10,358)
Non-interest earning assets	298,675			188,684
Total assets	$ 3,466,820			$ 1,676,936

Interest-bearing liabilities:
Money market deposits	$ 707,474	722	0.41%	$ 430,086	519	0.48%
Savings deposits	222,613	162	0.29%	162,621	127	0.31%
Time deposits	688,989	1,818	1.07%	171,145	368	0.86%
Other interest-bearing deposits	349,628	323	0.37%	349,361	302	0.35%
Total interest-bearing deposits	1,968,704	3,025	0.62%	1,113,213	1,316	0.47%

Borrowings	534,052	1,968	1.49%	146,500	1,372	3.75%
Capital lease obligation	2,989	45	6.10%	--	--	-- %
Subordinated debentures	5,155	40	3.14%	5,155	39	3.03%
Total interest-bearing liabilities	2,510,900	5,078	0.82%	1,264,868	2,727	0.86%

Demand deposits	481,500			225,407
Other liabilities	20,200			13,477
Total noninterest-bearing liabilities	501,700			238,884
Stockholders' equity	454,220			173,184

Total liabilities and stockholders' equity	$ 3,466,820			$ 1,676,936

Net interest income (tax equivalent basis)		28,906			12,282
Net interest spread (5)			3.51%			3.15%

Net interest margin (6)			3.68%			3.28%

Tax equivalent adjustment		(614)			(672)
Net interest income		$ 28,292			$ 11,610
__________
(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 35 percent federal tax rate.
(3) Includes loan fee income.
(4) Loans include non-accrual loans.
(5) Represents difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.
CONTACT: Investor Contact:
         William S. Burns
         Executive VP & CFO
         201.816.4474; bburns@cnob.com

         Media Contact:
         Dawn Lauer, MWW
         212.827.3744; dlauer@mww.com